EX-107

Calculation of Filing Fee Tables

S-8

(Form Type)

Akanda Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares (2)	Other	4,980,618	$10.12	(3)	$50,403,854.16	(3)	.0000927	$4,672.44
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$50,403,854.16			$4,672.44
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due									$4,672.44

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional Common Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)	Represents shares of Common Shares issuable under the Akanda Corp. 2021 Equity Incentive Plan.

(3)	As estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h). The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low prices, which were $10.92 and $9.31, respectively, of the Registrant’s Common Shares as reported on the NASDAQ Stock Market on April 18, 2022, which date is within five business days prior to the initial filing date of this registration statement.